Exhibit 99.1

STRYKER PROVIDES 2016 PRELIMINARY NET SALES RESULTS

Kalamazoo, Michigan - January 10, 2017 - Stryker Corporation (NYSE:SYK) announced today that preliminary results for the fourth quarter and full year 2016 were:

Preliminary Fourth Quarter Highlights
Net sales grew 16.3% to $3.2 billion (16.8% constant currency)

Orthopaedics	5.3%	or	5.7% constant currency
MedSurg	31.4%	or	32.4% constant currency
Neurotechnology and Spine	8.3%	or	8.2% constant currency

Preliminary Full Year Highlights
Net sales grew 13.9% to $11.3 billion (14.3% constant currency)

Orthopaedics	4.7%	or	5.1% constant currency
MedSurg	25.7%	or	26.4% constant currency
Neurotechnology and Spine	9.8%	or	9.7% constant currency

Preliminary consolidated net sales of $3.2 billion and $11.3 billion increased 16.3% and 13.9% as reported in the fourth quarter and full year. Excluding the impact of foreign currency and acquisitions, net sales increased 6.7% and 6.4% in the fourth quarter and full year. The acquisitions of Sage Products LLC and Physio-Control International, Inc., which closed in early April 2016, contributed $258 million and $740 million to our consolidated net sales in the fourth quarter and full year.

Based on the strong organic net sales growth, we expect 2016 adjusted net earnings per diluted share(a) to be at the high end of our previously stated range of $5.75 to $5.80, an increase of 12.3% to 13.3% over 2015. The full year negative foreign currency exchange impact was approximately $0.10 to $0.12 per share, while the fourth quarter includes a negative impact of approximately $0.02 to $0.04 per share.
"I am pleased with our performance in both the fourth quarter and the full year 2016," said Kevin A. Lobo, Chairman and Chief Executive Officer. "Fourth quarter organic growth of 6.7% versus a strong prior year is impressive, and was balanced across Orthopaedics, MedSurg and Neurotechnology and Spine. In addition, we executed well on acquisitions and delivered leveraged adjusted earnings gains. We enter 2017 with good momentum across our businesses and look forward to building on this success."
Preliminary Net Sales Analysis
Domestic net sales of $2.3 billion and $8.2 billion increased 17.9% and 15.9% as reported in the fourth quarter and full year. International net sales of $834 million and $3.1 billion increased 11.9% and 8.8% as reported in the fourth quarter and full year. In constant currency, international net sales increased 13.9% and 10.3%.
Orthopaedics net sales of $1.2 billion and $4.4 billion increased 5.3% and 4.7% as reported in the fourth quarter and full year. In constant currency and excluding the impact of acquisitions, net sales increased 5.2% and 4.8%.
MedSurg net sales of $1.4 billion and $4.9 billion increased 31.4% and 25.7% as reported in the fourth quarter and full year. In constant currency and excluding the impact of acquisitions, net sales increased 8.5% and 7.2%.
Neurotechnology and Spine net sales of $524 million and $2.0 billion increased 8.3% and 9.8% as reported in the fourth quarter and full year. In constant currency and excluding the impact of acquisitions, net sales increased 6.3% and 8.3%.

2017 Outlook
We plan to provide our 2017 sales and earnings guidance on January 24, 2017.

(a) A reconciliation of expected net earnings per diluted share to expected adjusted net earnings per diluted share for the fourth quarter and full year and other important information appears below.
J.P. Morgan Healthcare Conference on Wednesday, January 11, 2017
Stryker will participate in the J.P. Morgan Healthcare Conference on Wednesday, January 11, 2017 at the Westin St. Francis Hotel in San Francisco, California. Kevin A. Lobo, Chairman and Chief Executive Officer, will represent the Company in a presentation scheduled for 7:30 a.m. Pacific Time.

A simultaneous webcast and replay of the Company's presentation will be available on Stryker's website at www.stryker.com.

Conference Call on Tuesday, January 24, 2017

Stryker will host a conference call on Tuesday, January 24, 2017 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter and year ended December 31, 2016 and provide an operational update.

To participate in the conference call dial (844) 826-0610 (domestic) or (973) 453-3249 (international) and be prepared to provide confirmation number 26013694 to the operator.

A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on the Investors page of this site.

A recording of the call will also be available from 8:00 p.m., Eastern Time, on Tuesday, January 24, 2017, until 11:59 p.m., Eastern Time, on Tuesday, January 31, 2017. To hear this recording you may dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter conference ID number 26013694.

Caution Concerning Forward-Looking Statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions; and our ability to realize anticipated cost savings. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world's leading medical technology companies and, together with our customers, we are driven to make healthcare better. The Company offers a diverse array of innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. Stryker is active in over 100 countries around the world. Please contact us for more information at www.stryker.com.

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

For media inquiries please contact:
Yin Becker, Stryker Corporation, 269-385-2600 or yin.becker@stryker.com

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
We supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (GAAP) with certain non-GAAP financial measures, including percentage sales growth in constant currency; percentage sales growth in constant currency and excluding the impact of acquisitions; and adjusted net earnings per diluted share. We believe that these non-GAAP measures provide meaningful information to assist shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency and the other adjusted measures described above are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments and analyzing potential future business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP financial measures.

To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current year results at prior year average foreign currency exchange rates. To measure percentage sales growth in constant currency and excluding the impact of acquisitions, we remove the impact of changes in foreign currency exchange rates and such year’s acquisitions that affect the comparability and trend of sales. Percentage sales growth in constant currency and excluding the impact of acquisitions is calculated by translating current year results at prior year average foreign currency exchange rates excluding the impact of such year’s acquisitions.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth and net earnings per diluted share, the most directly comparable

GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
STRYKER CORPORATION Three Months and Full Year December 31, 2016 RECONCILIATION OF EXPECTED NET EARNINGS PER DILUTED SHARE TO EXPECTED ADJUSTED NET EARNINGS PER DILUTED SHARE

	Three Months		Full Year
	Low	High	Low	High
Expected - Reported	$1.27	$1.38	$4.28	$4.39
Acquisition and integration related charges (a)	0.03	0.01	0.28	0.26
Amortization of purchased intangible assets	0.16	0.16	0.58	0.58
Restructuring-related charges (b)	0.13	0.11	0.27	0.25
Rejuvenate and other recall matters (c)	0.12	0.10	0.34	0.32
Legal matters (d)	—	—	(0.02)	(0.02)
Tax matters (e)	0.02	0.02	0.02	0.02
Expected - Adjusted	$1.73	$1.78	$5.75	$5.80

(a)	Charges represent certain acquisition and integration related costs associated with acquisitions.
(b)	Charges represent the cost associated with certain restructuring-related charges associated with workforce reductions, facility rationalizations and other restructuring-related activities.
(c)	Charges represent changes in our best estimate of the minimum end of the range of probable loss to resolve the Rejuvenate and ABG II recalls.
(d)	Amount represents a gain associated with a legal settlement in 2016.
(e)	Charges represent the interest component related to certain discrete tax matters.